Contacts:  Susser Holdings Corporation
Mary Sullivan, Chief Financial Officer
(361) 693-3743, msullivan@susser.com

DRG&E
Ken Dennard, Managing Partner
(713) 529-6600, ksdennard@drg-e.com
Anne Pearson, Senior Vice President
(210) 408-6321, apearson@drg-e.com

Susser Holdings Reports 2nd Quarter Results

Merchandise Sales Up 11.8%, Adjusted EBITDA1 Up 15.7%, Net income Up 67% Company Raises 2007 Merchandise Sales Guidance

      CORPUS CHRISTI, Texas, Aug. 15, 2007 - Susser Holdings Corporation (NASDAQ: SUSS) today reported that its second quarter 2007 merchandise sales increased 11.8 percent to $105.9 million, versus $94.7 million a year ago. Adjusted EBITDA1 increased 15.7 percent to $16.7 million, versus $14.4 million in the prior year's second quarter. Net income totaled $6.3 million, up 67 percent versus $3.8 million in the prior year's second quarter. Diluted earnings per share was $0.37, compared with $0.40 in the second quarter of 2006, reflecting an increase in shares outstanding following the company's October 2006 IPO. Total revenues increased 6.7 percent to $692.8 million from $649.2 million in the same quarter of 2006. Gross profit increased 8.2 percent to $64.6 million, compared with $59.7 million in the second quarter of 2006.

      "Better-than-expected retail fuel margins and good gains in merchandise sales, both overall and on a same-store basis, drove these strong second quarter results," said Sam L. Susser, Susser Holdings President and Chief Executive Officer.

      "Performance from our Laredo Taco Company restaurant business continues to be very strong, and we opened six new kitchens during the quarter. We also continue to see great customer response to the re-brandings of our convenience stores to our own Stripes brand and our fuel islands to the Valero brand, which we completed earlier in the year," Susser said.

      New Convenience Store/Wholesale Dealer Site Update

      During the second quarter of 2007, Susser opened five new large-format convenience stores and closed one smaller store, growing the total store count at July 1 to 329. The Company recently opened one additional store, for a total of eight new stores to date this year. Seven stores are currently under construction, with three more scheduled to commence during third quarter and one store is under contract to be acquired and remodeled. An estimated 18 to 22 new retail stores are planned for all of 2007, and substantially all are expected to include a Laredo Taco Company restaurant.

      In its wholesale operations, the Company added six new dealer sites and discontinued three during the quarter, for a total of 374 dealer sites in operation at the end of the second quarter. Susser has added 12 dealer sites during the first half and expects to add 25 to 35 new dealer sites for all of 2007. Similar to the retail division, new sites typically outperform the sites that are closed or where fuel supply is discontinued.

      Second Quarter Financial Highlights

      Merchandise sales from Susser's retail convenience stores totaled $105.9 million during the second quarter of 2007, an increase of 11.8 percent overall and 6.4 percent on a same-store basis. This sales growth was led by strong performance from the Laredo Taco Company restaurants, beer and snacks, and the impact of an increase in the cigarette excise tax in Texas. Total merchandise gross profit increased 8.4 percent to $34.0 million. Net merchandise margin was
32.1 percent - down from 33.2 percent a year ago - primarily reflecting the impact of the $1-per-pack cigarette tax increase.

Susser Holdings Corporation 2Q 2007 Earnings - Page 2

      Retail convenience store fuel volumes increased 5.5 percent to 106.6 million gallons for the quarter. This increase reflects a 3.2 percent increase in average gallons sold per site, along with the opening of 12 new retail stores in the second half of 2006 and seven in the first half of 2007. Retail fuel gross margins increased 12.1 percent to 17.2 cents per gallon, versus 15.4 cents per gallon in the second quarter of 2006, resulting in an 18.2 percent increase in retail fuel gross profit to $18.4 million.

      Wholesale fuel volumes sold to Susser's 374 dealers and other third-party customers increased 0.7 percent to 118.7 million gallons in the quarter. Wholesale fuel gross margin was 5.3 cents per gallon, versus 5.9 cents per gallon a year ago, and wholesale fuel gross profit decreased 9.3 percent to $6.3 million. The lower margins partly reflect a mix change resulting from the June 2006 sale of 25 unattended units, which produced higher margins than the average wholesale business, along with lower margins on dealer consignment gallons.

      Year-to-Date Results

      For the first six months of 2007, Susser reported that its merchandise sales increased by 10.4 percent from the year-earlier first half to $199.3 million. Adjusted EBITDA1 increased by 16.6 percent to $24.5 million. Net income totaled $3.9 million, or $0.23 per diluted share, versus a net loss of $0.2 million, or a loss of $0.02 per diluted share, in the first half of 2006. Total revenues increased by 4.2 percent from a year ago to $1.22 billion.

      2007 Guidance Updated

      The Company is raising its merchandise same-store sales guidance and is reaffirming its other existing 2007 guidance range as follows:

                                    2007 Guidance          2007 First Half
                                                             Performance
Merchandise Same-Store Sales         4.5%-6.5%                  5.7%
Growth                            (previously 4%-5%)
Merchandise Margin, net of
shortage                               31-33%                  32.1%
Retail Average Per-Store
Gallons Growth                          2-6%                    0.4%
Retail Fuel Margins               12-15 cents/gallon        14.6 cents
Wholesale Fuel Margins           4.0-5.5 cents/gallon        4.6 cents
New Retail Stores*                     18-22                      7
New Wholesale Dealer Sites*            25-35                     12

      * Does not reflect store closures, which are typically much lower volume locations than new sites.

      1 Adjusted EBITDA is a non-GAAP financial measure of performance and liquidity that has limitations and should not be considered as a substitute for net income or cash provided by (used in) operating activities. Please refer to the discussion and tables under "Reconciliations of Non-GAAP Measures" at the end of this news release for a discussion of our use of adjusted EBITDA and a reconciliation to net income and cash provided by operating activities for the periods presented.

Susser Holdings Corporation 2Q 2007 Earnings - Page 3

      Investor Conference Call and Webcast

      Susser's management team will hold a conference call on Thursday, August 16, 2007, at 11 a.m. ET (10 a.m. CT) to discuss second quarter results. To participate in the call, dial (303) 262-2130 at least 10 minutes before the call begins and ask for the Susser conference call. A replay will be available approximately two hours after the call ends and will be accessible through August 23. To access the replay, dial (303) 590-3000 and enter the pass code 11094426#.

      The conference call will also be accessible via Susser's Web site at www.susser.com. To listen to the live call, please visit the Investor Relations page of Susser's Web site at least 10 minutes early to register and download any necessary software. An archive will be available shortly after the call for approximately 60 days.

      About Susser Holdings Corporation

      Corpus Christi, Texas-based Susser Holdings Corporation is a third generation family led business that operates 330 convenience stores in Texas and Oklahoma under the Stripes banner and supplies branded motor fuel to over 370 independent dealers through its wholesale fuel division. Susser owns and operates over 150 Laredo Taco Company restaurants inside the Stripes convenience stores that feature authentic "made from scratch" Mexican food.

      Forward-Looking Statements

      This news release contains "forward-looking statements" describing Susser's objectives, targets, plans, strategies, costs, anticipated capital expenditures, expected cost savings, costs of our store re-branding initiatives, expansion of our food service offerings, potential acquisitions and new store openings and dealer locations. These statements are based on current plans and expectations and involve a number of risks and uncertainties that could cause actual results and events to vary materially, including but not limited to: competition from other convenience stores, gasoline stations, supermarkets, hypermarkets and other wholesale fuel distributors; changes in economic conditions; volatility in energy prices; political conditions in key crude oil producing regions; wholesale cost increases of tobacco products; adverse publicity concerning food quality, food safety or other health concerns related to our restaurant facilities; consumer behavior, travel and tourism trends; devaluation of the Mexican peso or restrictions on access of Mexican citizens to the U.S.; unfavorable weather conditions; changes in state and federal regulations; dependence on one principal supplier for merchandise, two principal suppliers for gasoline and one principal provider for transportation of substantially all of our motor fuel; financial leverage and debt covenants; changes in debt ratings; inability to identify, acquire and integrate new stores; dependence on senior management; acts of war and terrorism; and other unforeseen factors. For a full discussion of these and other risks and uncertainties, refer to the "Risk Factors" section of the Company's annual report on Form 10-K for the year ended December 31, 2006. These forward-looking statements are based on and include our estimates as of the date hereof. Subsequent events and market developments could cause our estimates to change. While we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if new information becomes available, except as may be required by applicable law.

Susser Holdings Corporation 2Q 2007 Earnings - Page 4

                           Susser Holdings Corporation
                      Consolidated Statements of Operations
                                    Unaudited

                                             Three Months Ended                     Six Months Ended
                                         July 2,            July 1,            July 2,            July 1,
                                          2006               2007               2006               2007
                                               (dollars in thousands, except per share amounts)
Revenues:
  Merchandise sales                $       94,713     $      105,925     $      180,512     $      199,290
  Motor fuel sales                        548,477            580,580            980,053          1,009,695
  Other income                              5,968              6,290             11,904             12,460
Total revenues                            649,158            692,795          1,172,469          1,221,445

Cost of sales:
  Merchandise                              63,296             71,882            120,965            135,287
  Motor fuel                              525,969            555,891            942,816            968,617
  Other                                       212                459                333                583
Total cost of sales                       589,477            628,232          1,064,114          1,104,487
Gross profit                               59,681             64,563            108,355            116,958

Operating expenses:
  Personnel                                17,637             19,649             34,358             37,903
  General and administrative                4,928              6,023              9,416             12,248
  Other operating                          16,463             16,762             31,212             31,452
  Rent                                      5,527              6,106             11,084             12,120
  Royalties                                   971                 --              1,851                 66
  Gain on disposal of assets
   and impairment charge                     (273)              (207)              (277)              (192)
  Depreciation, amortization,
   and accretion                            5,913              6,983             11,558             13,485
Total operating expenses                   51,166             55,316             99,202            107,082

Income from operations                      8,515              9,247              9,153              9,876

Other income (expense):
  Interest expense                         (4,671)            (2,927)            (9,418)            (5,786)
  Other miscellaneous                         (70)                91                111                196
Total other income (expense)               (4,741)            (2,836)            (9,307)            (5,590)

Minority interest in income
 (loss) of consolidated
 subsidiaries                                 (14)               (17)               (33)               (33)

Net income (loss) before
 income taxes                      $        3,760     $        6,394     $         (187)    $        4,253
Income tax expense                             --               (120)                --               (380)
Net income (loss)                  $        3,760     $        6,274     $         (187)    $        3,873

Net income (loss) per share:
  Basic                            $         0.41     $         0.38     $        (0.02)    $         0.23
  Diluted                          $         0.40     $         0.37     $        (0.02)    $         0.23

Weighted average shares
 outstanding:
  Basic                                 9,230,404         16,705,404          9,230,404         16,705,404
  Diluted                               9,293,964         16,766,204          9,230,404         16,769,925

Susser Holdings Corporation 2Q 2007 Earnings - Page 5

                           Susser Holdings Corporation
                           Consolidated Balance Sheets

                                                      December 31,       July 1,
                                                         2006             2007
                                                        audited        unaudited
Assets                                                       (in thousands)
Current assets:
  Cash and cash equivalents                           $    32,938     $    19,550
  Accounts receivable, net of allowance for
   doubtful accounts of $1,179 at December 31,
   2006 and $1,048 at July 1, 2007                         44,084          54,554
  Inventories, net                                         37,296          43,205
  Assets held for sale                                        518             518
  Other current assets                                      1,884           2,383
Total current assets                                      116,720         120,210

Property and equipment, net                               232,454         249,640

Other assets:
  Goodwill                                                 44,762          44,762
  Intangible assets, net                                   17,492          16,061
  Other noncurrent assets                                  10,899          11,457
Total other assets                                         73,153          72,280
Total assets                                          $   422,327     $   442,130

Liabilities and shareholders' equity
Current liabilities:
  Accounts payable                                    $    84,838     $    98,676
  Accrued expenses and other current liabilities           20,711          21,188
Total current liabilities                                 105,549         119,864

Long-term debt                                            120,000         120,000
Deferred gain, long-term portion                           27,060          26,373
Other noncurrent liabilities                                7,918           8,833
Total long-term liabilities                               154,978         155,206

Minority interests in consolidated subsidiaries               630             658

Commitments and contingencies

Shareholders' equity:
  Common stock, $.01 par value, 125,000,000
   shares authorized, 16,824,162 issued and
   outstanding as of December 31, 2006,
   16,831,662 issued and outstanding as of
   July 1, 2007                                               168             168
  Additional paid-in capital                              166,398         167,757
  Retained earnings (deficit)                              (5,396)         (1,523)
Total shareholders' equity                                161,170         166,402
Total liabilities and shareholders' equity            $   422,327     $   442,130

Susser Holdings Corporation 2Q 2007 Earnings - Page 6

      Reconciliations of Non-GAAP Measures to GAAP Measures

      We define EBITDA as net income before net interest expense, income taxes and depreciation, amortization and accretion. Adjusted EBITDA further adjusts EBITDA by excluding cumulative effect of changes in accounting principles, discontinued operations, non-cash stock-based compensation expense and certain other operating expenses that are reflected in our net income that we do not believe are indicative of our ongoing core operations, such as significant non-recurring transaction expenses and the gain or loss on disposal of assets and impairment charges. Adjusted EBITDAR adds back rent to adjusted EBITDA. In addition, those expenses that we have excluded from our presentation of adjusted EBITDA and adjusted EBITDAR (along with our royalty expenses, marketing expenses, management fees and other items) are also excluded in measuring our covenants under our revolving credit facility and the indenture governing our senior notes.

      We believe that adjusted EBITDA and adjusted EBITDAR are useful to investors in evaluating our operating performance because:

      -- they are used as a performance and liquidity measure under our subsidiaries' revolving credit facility and the indenture governing our senior notes, including for purposes of determining whether they have satisfied certain financial performance maintenance covenants and our ability to borrow additional indebtedness and pay dividends;

      -- securities analysts and other interested parties use them as a measure of financial performance and debt service capabilities;

      -- they facilitate management's ability to measure operating performance of our business because they assist us in comparing our operating performance on a consistent basis since they remove the impact of items not directly resulting from our retail convenience stores and wholesale motor fuel distribution operations;

      -- they are used by our management for internal planning purposes, including aspects of our consolidated operating budget, capital expenditures, as well as for segment and individual site operating targets; and

      -- they are used by our board of directors and management for determining certain management compensation targets and thresholds.

      EBITDA, adjusted EBITDA and adjusted EBITDAR are not recognized terms under GAAP and do not purport to be an alternative to net income as a measure of operating performance or to cash flows from operating activities as a measure of liquidity. EBITDA, adjusted EBITDA and adjusted EBITDAR have limitations as analytical tools, and you should not consider them in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations include:

      -- they do not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments;

      -- they do not reflect changes in, or cash requirements for, working capital;

      -- they do not reflect significant interest expense, or the cash requirements necessary to service interest or principal payments on our revolving credit facility or senior notes;

      -- they do not reflect payments made or future requirements for income taxes;

      -- although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA, adjusted EBITDA and adjusted EBITDAR do not reflect cash requirements for such replacements; and

      -- because not all companies use identical calculations, our presentation of EBITDA, adjusted EBITDA and adjusted EBITDAR may not be comparable to similarly titled measures of other companies.

Susser Holdings Corporation 2Q 2007 Earnings - Page 7

      The following table presents a reconciliation of net income to EBITDA, adjusted EBITDA and adjusted EBITDAR:

                                     Three Months Ended            Six Months Ended
                                   July 2,        July 1,        July 2,        July 1,
                                    2006           2007           2006           2007
                                                     (in thousands)
Net income                       $    3,760     $    6,274     $     (187)    $    3,873
Depreciation, amortization,
 and accretion                        5,913          6,983         11,558         13,485
Interest expense, net                 4,671          2,927          9,418          5,786
Income tax expense                       --            120             --            380
EBITDA                           $   14,344     $   16,304     $   20,789     $   23,524
Non-cash stock based
 compensation                           113            684            226          1,359
Management fee                          175             --            373             --
Gain on disposal of assets             (273)          (207)          (277)          (192)
Other miscellaneous                      70            (91)          (111)          (196)
Adjusted EBITDA                  $   14,429     $   16,690     $   21,000     $   24,495
Rent expense                          5,527          6,106         11,084         12,120
Adjusted EBITDAR                 $   19,956     $   22,796     $   32,084     $   36,615

      The following table presents a reconciliation of net cash provided by operating activities to EBITDA, adjusted EBITDA and adjusted EBITDAR:

                                                         Six Months Ended
                                                      July 2,        July 1,
                                                       2006           2007
                                                          (in thousands)
Net cash provided by operating activities           $   17,372     $   16,034
Changes in operating assets & liabilities               (6,094)         2,519
Gain on disposal of assets                                 277            192
Non-cash stock based compensation expense                 (226)        (1,359)
Minority interest                                          (26)           (28)
Fair market value in nonqualifying derivatives              68             --
Income taxes                                                --            380
Interest expense, net                                    9,418          5,786
EBITDA                                              $   20,789     $   23,524
Non-cash stock based compensation                          226          1,359
Management fee                                             373             --
Gain on disposal of assets                                (277)          (192)
Other miscellaneous                                       (111)          (196)
Adjusted EBITDA                                     $   21,000     $   24,495
Rent expense                                            11,084         12,120
Adjusted EBITDAR                                    $   32,084     $   36,615